H-GAC selected to negotiate for U.S. DOE grant; Vision Industries signs non-binding Term Sheet with Investor Group

Date: 04 October 2012

Torrance, California -- Vision Industries Corp. (OTCBB: VIIC) announces that the Houston Galveston Area Council received notification that it was selected to negotiate the terms  of a U.S. Department of Energy (“DOE”) -- Zero Emission Cargo Transport Demonstration grant.  The Zero Emission Cargo Transport Demonstration (DE-FOA-0000669) grant program was designed to accelerate the introduction and penetration of zero-emission transportation technologies into the cargo transport sector.  If awarded, Vision would supply a total of twenty (20) Vision Class 8 Zero-Emission Hydrogen Fuel Cell / Electric Hybrid Trucks in connection with this grant.  This award is conditional upon, among other things, final negotiations with the Department of Energy and the Air Quality Board of the State of Texas.

“Vision is excited to have the Department of Energy potentially co-fund 20 Tyrano™ trucks in the State of Texas.  It’s a strong validation of our technology and a win for zero-emission transportation in drayage.” says Martin Schuermann, CEO of Vision Industries Corp.

In the State of Texas, a Cleantech Alliance made up of Vision Industries, Total Transportation Services, Inc. (TTSI), Air Products & Chemicals, Wal-Mart, Port of Houston Authority, Houston-Galveston Area Council (H-GAC) and the Environmental Defense Fund submitted a grant proposal to the DOE under DE-FOA-0000669. This proposal is administered by H-GAC.  H-GAC received notification from the Department of Energy that it was selected for negotiations leading to an award.  The submitted grant proposal is subject to a 48/52 percent cost-share between the DOE and the Cleantech Alliance.  The DOE award size would be approximately $3.4 million.  This transaction would result in the deployment of twenty (20) Vision Class 8 Zero-Emission Hydrogen Fuel Cell / Electric Hybrid Trucks, the Tyrano ™, in the Houston-Galveston-Brazoria nonattainment area.

Trucks sold by Vision in connection with these grants would be purchased by Total Transportation Services, Inc. (TTSI).  These trucks are not part of and are in addition to the previously announced TTSI Truck Purchase Agreement.  Truck purchases in connection with the TTSI Truck Purchase Agreement remain subject to the satisfaction of conditions precedent, including the issuance of other government grants.

Final contracts with the Department of Energy and the Texas Air Quality Board are expected to be signed by mid-December of 2012.

Vision would require significant additional investment to execute its obligations under the aforementioned grant.    On September 24, 2012, the Company signed a non-binding Term Sheet with an investor for the acquisition of a majority interest in the Company.  The term sheet contains a binding confidentiality provision and a 45 day no shop / exclusivity provision which may be extended.   If, after a period of due diligence, all terms and conditions are agreed and conditions to Closing are met, definitive agreements would be executed; the Investor would acquire a majority interest in the Company from both the Company (new issue) and certain shareholders (resale); and a change in control of the Company would occur. This transaction would be dilutive to existing shareholders.  No assurance can be had that the above transactions will be satisfactorily concluded. The Company anticipates that it would continue to generate losses after the grant program is executed.

About Vision Industries Corporation

Vision is a developer of zero emission electric/hydrogen hybrid powered vehicles and turnkey hydrogen fueling systems.  Vision’s proprietary electric/hydrogen hybrid drive system combines the superior acceleration of a battery powered electric vehicle with the extended range provided by a hydrogen fuel cell.  For more information on Vision Industries Corp., please visit www.visionindustriescorp.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors available from the Company.

Vision Contact Person:

Jerome Torresyap, President

(P) 310-454-5658 x 205

(E) Jerome@VisionMotorCorp.com

###